                                                                    EXHIBIT 99.1




               SL INDUSTRIES, INC. ANNOUNCES FINANCIAL RESULTS FOR
                     ITS FIRST QUARTER ENDED MARCH 31, 2002


        MT. LAUREL, NEW JERSEY, MAY 23, 2002 . . . SL INDUSTRIES, INC. (NYSE & PHLX:SL) announced today that revenue for the first quarter ended March 31, 2002 was $32,947,000, compared to $37,582,000 for the first quarter last year. Net loss from continuing operations was $689,000, or $0.12 per diluted share, compared to net income of $511,000, or $0.09 per diluted share, for the same period in 2001. Discontinued operations added $0.05 per diluted share to income in the current quarter and had a $0.01 per share negative impact in the first quarter of 2001. The loss for the period ended March 31, 2002 included $1,825,000 for special charges ($1,631,000 of change-in-control payments and $194,000 of proxy costs), $225,000 for restructuring charges and an increase to the Company's environmental reserve of $500,000 ($1,514,000 net of taxes). These charges had a $0.26 negative effect on net income for the period. The Company had net income from continuing operations of $825,000, or $0.14 per diluted share, excluding the above charges for the current quarter.

        The Company reported net new orders of $33,310,000 in the first quarter of 2002, compared to net new orders of $39,614,000 in the first quarter of 2001. Backlog at March 31, 2002 was $55.9 million, as compared to $61 million a year earlier.

        Commenting on the results, Warren Lichtenstein, Chairman and Chief Executive Officer of SL Industries, said, "The operating results demonstrate that the Company has turned the corner in its restructuring plan. Without including the special charges, earnings from continuing operations before interest, taxes, depreciation and amortization ("EBITDA") for the quarter ended March 31, 2002 was $1,887,000, an increase of $1,957,000 from the fourth quarter of 2001. EBITDA was $3,136,000 for the first quarter of 2001.

        "Unfortunately, as previously forecasted, the special charges incurred as a result of the contested election of directors in January caused the Company to miss the net income financial covenant under its Revolving Credit Facility for the first quarter of 2002. The Company and its lenders have reached an agreement to waive current events of default and to otherwise amend the Revolving Credit Facility so that the Company will be in full compliance with all covenants and conditions."

                                     (more)

SL INDUSTRIES, INC. FIRST QUARTER 2002 FINANCIAL RESULTS
May 23, 2002
Page 2


        Lichtenstein further stated, "There have been other encouraging developments as well. On April 16, the New York Stock Exchange agreed to continue listing SL Industries in connection with its acceptance of the Company's business plan and the Company's meeting the stated objectives under the business plan over the next 18 months. Additionally, the Company has accepted an offer to sell its unoccupied industrial facility in Auburn, New York for $250,000 in cash. This sale will provide cash benefits to the Company in the form of the purchase price and tax deductions."

        Lichtenstein concluded, "While we are never satisfied to report a loss to our shareholders, the Board of Directors is encouraged by the performance of the Company and is excited about its prospects. SL Industries is in its best financial condition of the past two years. Over the past 12 months it has reduced its indebtedness by approximately $15 million, and expected cash flows this year should further reduce the Company's debt and other liabilities. More importantly, managers and employees throughout the organization are moving forward on corporate and divisional initiatives designed to further increase shareholder value. I note that each non-employee member of the Board of Directors has elected to receive his director's fee in stock options instead of cash. This action will save the Company some cash payments, but it is particularly significant as a real vote of confidence by the Board members in the Company's personnel and future results.

        "We are making progress on a number of corporate strategies. The Company's investment bankers, Credit Suisse First Boston, should start distributing confidential offering memoranda to prospective purchasers. I look forward to reporting to the shareholders on the progress of the sales process and the execution of the Company's strategy in the months ahead."


ABOUT SL INDUSTRIES

        SL Industries, Inc. designs, manufactures and markets Power and Data Quality (PDQ) equipment and systems for industrial, medical, aerospace and consumer applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.slpdq.com.

                                     (more)

SL INDUSTRIES, INC. FIRST QUARTER 2002 FINANCIAL RESULTS
May 23, 2002
Page 3



FORWARD-LOOKING STATEMENTS

        This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                                (table attached)

                               SL INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                                         Three-Months Ended
                                                                              March 31,
                                                                        2002            2001
                                                                      --------        --------
                                                                            (Unaudited)
Net sales .....................................................       $ 32,947        $ 37,582
                                                                      --------        --------
Cost and expenses:
  Cost of products sold .......................................         21,333          25,288
  Engineering and product development .........................          2,216           2,328
  Selling, general and administrative .........................          7,286           6,830
  Depreciation and amortization ...............................            874           1,146
  Special charges .............................................          1,825              --
  Restructuring costs .........................................            225              --
                                                                      --------        --------
Total cost and expenses .......................................         33,759          35,592
                                                                      --------        --------
Operating income (loss) from continuing operations ............           (812)          1,990
Other income (expense):
  Interest income .............................................             78              72
  Interest expense ............................................           (554)           (703)
                                                                      --------        --------
Income (loss) from continuing operations before income taxes ..         (1,288)          1,359
Income tax provision (benefit) ................................           (599)            848
                                                                      --------        --------
Income (loss) from continuing operations ......................           (689)            511
Income (loss) from discontinued operations (net of tax) .......            313             (32)
                                                                      --------        --------
Net income (loss) .............................................       $   (376)       $    479
                                                                      ========        ========

Basic net income (loss) per common share
    Income (loss) from continuing operations ..................          (0.12)           0.09
    Income (loss) from discontinued operations (net of tax) ...           0.05           (0.01)
                                                                      --------        --------

    Net income (loss) .........................................       $  (0.07)       $   0.08
                                                                      ========        ========

Diluted net income (loss) per common share
    Income (loss) from continuing operations ..................          (0.12)           0.09
    Income (loss) from discontinued operations (net of tax) ...           0.05           (0.01)
                                                                      --------        --------

    Net income (loss) .........................................       $  (0.07)       $   0.08
                                                                      ========        ========


Shares used in computing basic net income (loss)
  per common share ............................................          5,783           5,675
Shares used in computing diluted net income (loss)
  per common share ............................................          5,783           5,818

                               SL INDUSTRIES, INC.
               CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
                                 (In thousands)

                                                                 Three-Months Ended
                                                                      March 31,
                                                                 2002         2001
                                                                 -----        -----
                                                                     (Unaudited)
Net income (loss) ........................................       $(376)       $ 479
Other comprehensive income (loss):
  Currency translation adjustment, net of related taxes ..          13          (69)
                                                                 -----        -----
Comprehensive income (loss) ..............................       $(363)       $ 410
                                                                 =====        =====

                               SL INDUSTRIES, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                            March 31,     December 31,
                                                              2002           2001
                                                            ---------     ------------
                                                           (Unaudited)
Cash and cash equivalents ...........................       $  5,518       $  6,577
Accounts receivable .................................         23,870         36,041
Inventories .........................................         20,211         20,497
Other current assets ................................          6,752          7,115
                                                            --------       --------
       Total current assets .........................         56,351         70,230
Property, plant and equipment, net ..................         18,350         18,829
Intangible assets, net ..............................         14,699         14,799
Other assets ........................................          3,478          3,900
                                                            --------       --------
        Total assets ................................       $ 92,878       $107,758
                                                            ========       ========

Current liabilities .................................       $ 25,375       $ 30,925
Long-term debt due within one year ..................         26,303         35,829
Other liabilities ...................................          7,626          7,800
Shareholders' equity ................................         33,574         33,204
                                                            --------       --------
        Total liabilities and shareholders' equity ..       $ 92,878       $107,758
                                                            ========       ========